FRANK F. FEROLA, SR.

April 14, 2008

Certified U.S. Mail; Return Receipt Requested

The Stephan Company
Attn: Curtis Carlson, Secretary
1850 W McNab Rd
Ft. Lauderdale, Fl. 33309

RE: Section 2.2 of my Employment Agreement—Bonus.

Dear Curtis:

This letter will constitute my unilateral revocable waiver of certain rights I have under the referenced Section 2.2 of my Employment Agreement dated January 1, 1997, by and between Frank F. Ferola (the "Employee") and The Stephan Company (the "Company") (together with any renewals thereof hereinafter referred to as the "Agreement") pursuant to Section 6.5 of the Agreement. Specifically, any Bonus Compensation awarded to me for the years of 2005 & 2007 pursuant to Section 2.2 of the Agreement (the "2005 & 2007 Bonus") shall be waived; provided, however, that such waiver shall be *void ab initio*, and the 2005 & 2007 Bonus shall become immediately due and payable by the Company, upon the threat or reasonable likelihood (as determined in my sole discretion) of a "Change in Control." For purposes hereof, a "Change in Control" shall mean the occurrence of any one of the following events:

1. Frank F. Ferola, Sr. shall no longer serve as CEO or Chairman of the Board of Directors of the Company, or there shall be a material diminution of his duties in either role;

2. The composition of the current Board of Directors of the Company shall change by fifty percent (50%) or more;

3. Any "person"(as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof) first becomes, at any time after the date hereof, the "beneficial owner" (as defined in Rule 13(d) of the Securities Exchange Act of 1934 as in effect on the date hereof), directly or indirectly, of more than fifty (50%) of the combined "voting power" of the Company's then outstanding securities, excluding "voting power" exercisable on a contingent or deferral basis; however, excluding the following (a) any acquisition of securities by the Company, or (b) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

4. A reorganization, merger, consolidation or other form of corporate transaction or series of transactions of the Company, whether or not approved by the Board of Directors of the Company or the shareholders, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either) by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving company outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (unless such reorganization, merger, consolidation, or other Corporate transaction, liquidation or sale is subsequently abandoned).

The waiver hereinabove is applicable to the 2005 & 2007 Bonus described herein, and is conditioned upon my understanding that no adjustment of any negative type will be made to any past and future income owed to me by the Company pursuant to the Agreement, including any future bonus/incentive compensation, by virtue of any required restatement of the Company's financial statements. For the avoidance of doubt, any capital terms used herein and not otherwise defined in this letter shall have the definitions assigned to such terms in the Agreement.

Sincerely,

Frank P. Ferola, Sr.
"Employee"